EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-49758, 33-85744, 333-07541, 333-85131, 333-65812, 333-84356, 333-102185 and 333-112815 on Form S-8 and Nos. 333-69999, 333-53484 and 333-98475 on Form S-3 of (i) our report dated June 13, 2005 relating to the financial statements and financial statement schedule of Abaxis, Inc. and (ii) our report dated June 13, 2005 relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Abaxis, Inc. for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 13, 2005